Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Fourth-Quarter and Full-Year Results

Salt margins and safety performance improved, offset by mild winter weather impact and higher short-term costs in Plant Nutrition North America segment

OVERLAND PARK, Kan. (Feb.16, 2021) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today reported fourth-quarter and full-year 2020 results.

	For the Three Months Ended	For the Twelve Months Ended
(In millions, except per share data)	December 31, 2020
Revenue	$421.1	$1,373.5
Operating Earnings	54.4	140.5
Adjusted EBITDA*	91.9	289.2
Net Earnings	32.3	59.5
Net Earnings per diluted share	0.94	1.72
Adjusted Net Earnings*	21.3	48.5
Adjusted Net Earnings* per diluted share	0.62	1.39
Highlights:
•The company estimates the combination of weaker winter weather, devaluation of the Brazilian real and COVID-19 impacts had a negative effect on full-year 2020 operating income of approximately $67 million
•Full-year 2020 capital spending was $84.9 million, below the low end of the previously announced guidance range
•Goderich mine production demonstrated continued efficiency gains with a 23% increase in December and 17% increase for the full year, both versus 2019 respectively
•The company has initiated a strategic separation of its South American assets into two businesses, chemicals and specialty plant nutrition, with the intention of enabling a targeted and efficient sales process to unlock maximum value for each set of assets; both processes are currently underway

Full-year 2020 revenue and operating earnings were lower compared to the prior year, driven primarily by weaker winter weather, the continued devaluation of the Brazilian real, higher costs in the company's Plant Nutrition North America segment and revenue and expense impacts associated with the COVID-19 pandemic. Despite these factors, the company improved year-over-year operating and EBITDA margins in its Salt segment, and the Goderich mine achieved its highest monthly production level during the fourth quarter since its full conversion to continuous mining and haulage, further highlighting the optimization efforts underway. The plant nutrition segments delivered strong year-over-year
*Non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measure are provided in tables at the end of this press release.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

sales volume growth. In North America, the volume improvement was more than offset by lower sales prices and higher short-term costs related to plant feedstock inconsistency, unplanned downtime and related maintenance, although the company remains well- positioned to serve customer demand.

"2020 was a difficult year for most companies, and we were no exception. However, I continue to be humbled by the performance of our employees, reassured by the resilience of our assets and confident in the structural improvements we are making through our internal optimization efforts,” said Kevin S. Crutchfield, president and CEO. “In a very challenging year, we were able to improve safety performance, enhance our operating discipline, solidify our position as a market share leader for SOP in North America, and make important strides toward executing our long-term strategic priorities. In line with that, we have re-launched the sale process of our South American assets on two separate tracks with a focus on unlocking maximum value for both the specialty plant nutrition and chemical businesses. Should these transactions be completed, we expect to use the proceeds to reduce leverage, further enhance our liquidity and continue our focus on meeting customer demand for our essential products.”

SALT SEGMENT
Salt segment fourth-quarter 2020 revenue totaled $228.5 million, down 27% from 2019 fourth-quarter results, driven by a 23% decrease in sales volumes and a 4% decline in average selling price. Both highway deicing and consumer and industrial salt businesses experienced fourth-quarter volume decreases in 2020 compared to 2019, mostly due to winter weather demand developing late during the quarter in North America. Average selling prices for highway deicing products declined 11% due to lower current season bid prices following the relatively mild prior winter season and product sales mix, slightly offset by a 1% year-over-year increase in consumer and industrial average selling prices.

For the full year, Salt segment revenue declined 12% to $779.4 million from $889.5 million in 2019, primarily due to weak winter weather throughout 2020 pressuring sales volumes, while the average selling price was up 1% year-over-year.

Fourth-quarter 2020 Salt segment operating earnings decreased 38% from 2019 results, to $50.2 million, while EBITDA declined 30% to $67.6 million. However, the fourth-quarter Salt segment operating margin was 22% and EBITDA margin remained strong at nearly 30%, only contracting 140 basis points from 31% in the fourth quarter of 2019.

For the full year, the Salt segment generated $161.8 million in adjusted operating earnings and adjusted EBITDA of $228.4 million, a decrease of 6% and 2% respectively from 2019 results. Full-year adjusted operating margins were up 150 basis points and adjusted EBITDA margins were up 320 basis points compared to 2019 results, driven primarily by higher North American highway deicing sales prices from the 2019/2020 winter season, which were realized through the third quarter, more efficient barge and vessel transportation in North America and lower year-over-year Salt cash cost.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Winter Weather Effect
The company reported 45 snow events in the 2020 fourth quarter in the 11 cities the company tracks, compared to 49 snow events in 2019. The company estimates these variations from average winter weather, along with 36% of the snow events coming during the last eight days of the fourth quarter, had a meaningful, negative impact to fourth-quarter 2020 sales and operating earnings, as detailed in the table below.

Estimated Effect of Winter Weather on Salt Segment Performance (dollars in millions)
	Three months ended December 31,		Calendar year(1)
	2020	2019	2020	2019
Favorable (unfavorable) to average weather: Sales	$(60) to $(70)	Negligible	$(105) to $(110)	$20 to $25
Operating earnings	$(22) to $(27)	Negligible	$(40) to $(44)	$8 to $10
(1)Includes estimated impact for the three months ended March 31 and the three months ended December 31.

PLANT NUTRITION BUSINESS SUMMARY
Plant Nutrition North America segment revenue in the 2020 fourth quarter totaled $88.7 million, up 16% from the prior-year quarter. The result was primarily due to a 23% increase in sales volumes, partially offset by a 6% decline in average selling prices. Sales volumes for SOP for the fourth quarter improved significantly from the weaker third quarter. For full-year 2020, the segment generated $239.6 million in revenue, 16% above prior-year results also due to increased sales volumes. Prior-year sales were negatively affected by wet weather conditions in key markets during the first half of 2019.

Fourth-quarter 2020 operating earnings for the Plant Nutrition North America segment decreased $6.9 million or 47% from prior year, to $7.9 million, while EBITDA decreased $8.3 million or 32% to $17.6 million. Elevated costs drove the contraction of the segment's operating margin to 9% from 19% and the EBITDA margin to 20% from 34% in the fourth quarter of 2019 as the company experienced short-term unit cost pressure at its SOP facility in Utah. Full-year 2020 operating earnings declined $10.4 million or 46%, to $12.1 million, while EBITDA of $52.5 million was $14.6 million or 22% below 2019 results as lower than expected production and the previously disclosed inventory adjustment during the third-quarter 2020 of $7.4 million weighed on results.

The Plant Nutrition South America segment generated $101.4 million in revenue in the fourth quarter of 2020, an 8% decline from the prior-year quarter. In local currency, revenue increased 24% driven by a 20% improvement in average selling prices and a 3% increase in sales volume resulting from a 14% increase in agriculture product sales volumes partially offset by lower chemical sales.

Full-year 2020 revenue for the Plant Nutrition South America segment totaled $344.4 million, 11% below 2019 results. In local currency, revenue increased 18% compared to full-year 2019 results as sales volumes increased 4% and average selling prices increased 14%.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Plant Nutrition South America operating earnings for the fourth quarter of 2020 decreased $2.4 million to $16.1 million, a 13% decline from 2019 results, while EBITDA declined $3.5 million from 2019 results to $20.7 million. This decrease is due to the 33% weaker Brazilian real. In local currency, fourth-quarter 2020 operating earnings were up 16% and EBITDA increased 15% compared to 2019 as stronger year-over-year agriculture sales volumes more than offset weaker chemical solutions sales volumes. For the full year, operating earnings were $0.3 million above 2019 results, a 1% increase, and EBITDA declined 6%, while operating margins increased 130 basis points and EBITDA margins increased 80 basis points. In local currency, full-year operating earnings were 35% above 2019 results and EBITDA increased 25% while EBITDA margins increased 90 basis points.

OTHER FINANCIAL HIGHLIGHTS
Cash flow from operations for full-year 2020, which includes the first-quarter 2020 tax refund, increased 10% from prior year to $175.2 million.

Tax expense in the fourth quarter of 2020 was $0.1 million compared to $16.8 million in the 2019 period. The 2020 tax expense included a net one-time benefit of $11.0 million.

The company ended the year with $227 million of liquidity, which includes $21 million in cash and cash equivalents, $157.2 million of availability on its $300 million revolving credit facility and $48.8 million of undrawn accounts receivable securitization availability.

ENVIRONMENTAL, SOCIAL & GOVERNANCE
Compass Minerals' approach to sustainability balances economic growth with the prioritization of employee health and safety, environmental stewardship and social responsibility. The company emphasizes developing natural resources in a manner that protects surrounding communities and preserves the environment. The company accomplishes this through the responsible transformation of Earth’s natural resources across three continents, enabling the global delivery of its essential products to valued and diverse customers. Socially, the company maintains a proactive safety culture and supports a diverse and inclusive workforce. On governance, the board of directors has recently amended the company's bylaws to provide shareholders a proxy access right for director elections.

The Board of Directors has an Environmental, Health, Safety and Sustainability Committee, which provides director-level oversight of these activities. This committee helps to promote a culture of continuous improvement in safety and environmental practices.

The company's commitment in these important areas has led to an "A" rating by MSCI, putting it in the top 25% among its global peer index group. In addition, for the third year in a row, the South American Plant Nutrition segment was awarded the More Integrity Seal 2020/2021, which is issued by MAPA, the Brazilian Ministry of Agriculture and Livestock.

For more details, see Compass Minerals' 2019 ESG report "Navigating with Purpose" at compassminerals.com/sustainability-report.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

OUTLOOK
Strong production performance at the Goderich and Cote Blanche mines and normalized winter weather activity, combined with improving agriculture fundamentals in North and South America, are expected to produce a substantial increase in full-year 2021 Adjusted EBITDA from 2020 results to the range of $330 million to $360 million.

Assuming average winter weather activity, the company expects modest Salt segment revenue growth for the first half of 2021 compared to 2020. However, sales volume improvements and lower unit costs are expected to drive an increase in Salt segment EBITDA for the full-year 2021.

In the Plant Nutrition North America business, the company expects flat to lower sales volumes for full-year 2021 as the company continues to monitor the growing season and balance customer needs, with a gradual ramp-up in demand during the first half of 2021 as well as modest price improvements across the segment for the full-year 2021.

The company expects the Plant Nutrition South America business to deliver strong full-year 2021 sales volume growth compared to 2020 with continued growth in its direct-to-grower agriculture sales as well as more normalized demand from its agriculture distribution customers. First-half 2021 expectations are up modestly compared to the 2020 period based on a strong start to the year and the robust agriculture fundamentals that the company continues to see in South America.

The table below summarizes the various components of Compass Minerals’ first half and full-year 2021 expectations.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

2021 OUTLOOK FULL YEAR ADJUSTED EBITDA: $330 to $360 million
	1H21	FY21
Salt Segment
Volume		11.0 million to 11.8 million tons
Revenue	$420 million to $460 million
EBITDA	$105 million to $130 million
Plant Nutrition North America Segment
Volume		350,000 to 380,000 tons
Revenue	$90 million to $110 million
EBITDA	$20 million to $30 million
Plant Nutrition South America Segment
Volume		850,000 to 925,000 tons
Revenue	$140 million to $160 million
EBITDA	$15 million to $25 million
Corporate
Corporate and other expense*		$55 million to $60 million
Interest expense		$70 million to $72 million
Depreciation, depletion and amortization		$130 million to $135 million
Capital expenditures		~$100 million
Effective tax rate		~30%
*Excludes depreciation, amortization and stock-based compensation.

CONFERENCE CALL
Compass Minerals will discuss its results on a conference call tomorrow morning, Wednesday, Feb. 17, at 11 a.m. ET. To access the conference call, please visit the company’s website at investors.compassminerals.com or dial 833-900-2341. Callers must provide the conference ID number 1507337. Outside of the U.S. and Canada, callers may dial 236-389-2202. Replays of the call will be available on the company’s website.

An updated corporate presentation is available in the Investor Relations section of the company’s website at investors.compassminerals.com.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. Its salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. Its plant nutrition business manufactures an innovative and diverse portfolio of products that improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, its specialty chemical business serves the water treatment industry and other industrial processes. The company operates 21 production and packaging facilities with more than 3,000 personnel throughout the U.S., Canada, Brazil and the U.K. Visit compassminerals.com for more information about the company and its products.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Investor Contact	Media Contact
Douglas Kris	Rick Axthelm
Senior Director of Investor Relations	SVP and Chief Public Affairs Officer
+1.917.797.4967	+1.913.344.9198
krisd@compassminerals.com	MediaRelations@compassminerals.com

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company’s ability to execute its strategic priorities, enable a targeted or efficient sales process and unlock value for its assets and businesses; the timing and success of the sales processes for the company’s South America businesses; use of proceeds; environmental, health and governance stewardship and responsibility; production performance; weather; agriculture fundamentals; unit costs; demand; price improvements; sales; and the company’s outlook for the first half of 2021 and the full year of 2021, including its expectations regarding adjusted EBITDA, volume, revenue, EBITDA, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) impacts of the COVID-19 pandemic, (ii) weather conditions, (iii) pressure on prices and impact from competitive products, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, (vi) the level of market interest in the sale processes for the company’s South America businesses, and (vii) the timing and the outcome of the strategic evaluation and sale processes for the company’s South America businesses. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2020 filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Non-GAAP Measures
In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses a variety of non-GAAP financial measures described below to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Management uses EBITDA, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”), and EBITDA and Adjusted EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA and Adjusted EBITDA to assess its overall and operating segment operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects. EBITDA and Adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. In addition, Adjusted EBITDA and Adjusted EBITDA margin exclude stock-based compensation. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of EBITDA, EBITDA Margin, Adjusted EBITDA, and Adjusted EBITDA Margin as used by management is set forth in the following tables. All margin numbers are defined as the relevant measure divided by sales.

Adjusted operating earnings, adjusted operating earnings margin, adjusted net earnings, and adjusted net earnings (loss) per diluted share are presented as supplemental measures of the company’s performance. Management believes these measures provide management and investors with additional information that is helpful when evaluating underlying performance and comparing results on a year-over-year normalized basis. These measures eliminate the impact of certain items that management does not consider indicative of underlying operating performance. These adjustments are itemized below. Adjusted net earnings (loss) per diluted share is adjusted net earnings (loss) divided by weighted average diluted shares outstanding. You are encouraged to evaluate the adjustments itemized above and the reasons management considers them appropriate for supplemental analysis. In evaluating these measures you should be aware that in the future the company may incur expenses that are the same as or similar to some of the adjustments presented below. The presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. These measures are non-GAAP financial measures and should not be construed as alternatives to net earnings (loss) and earnings (loss) per common share as indicators of operating performance (as determined in accordance with U.S. GAAP). These measures may not be comparable to similarly titled measures reported by other companies.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Reconciliation for Adjusted Net Earnings (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Net earnings	$32.3	$56.1	$59.5	$62.5
Executive transition costs, net of tax(1)	—	—	—	1.7
Logistics impact from flooding, net of tax(2)	—	—	—	2.1
Release of domestic tax reserve(3)	(11.0)	—	(11.0)	—
Adjusted net earnings	$21.3	$56.1	$48.5	$66.3

Net earnings per diluted share	$0.94	$1.63	$1.72	$1.81
Adjusted net earnings per diluted share	$0.62	$1.63	$1.39	$1.92
Weighted-average common shares outstanding (in thousands):
Diluted	33,977	33,886	33,928	33,882
(1) The company incurred severance and other costs related to executive transition.
(2) The company incurred additional logistics costs related to Mississippi River flooding.
(3) The company released a domestic tax reserve related to a statute expiration.

Reconciliation for Adjusted Operating Earnings (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Operating earnings	$54.4	$96.2	$140.5	$163.6
Executive transition costs(1)	—	—	—	2.3
Logistics impact from flooding(2)	—	—	—	2.8
Adjusted operating earnings	$54.4	$96.2	$140.5	$168.7
Sales	421.1	500.3	1,373.5	1,490.5
Operating margin	12.9%	19.2%	10.2%	11.0%
Adjusted operating margin	12.9%	19.2%	10.2%	11.3%
(1) The company incurred severance and other costs related to executive transition.
(2) The company incurred additional logistics costs related to Mississippi River flooding.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Net earnings	$32.3	$56.1	$59.5	$62.5
Interest expense	17.9	17.7	71.2	68.4
Income tax expense	0.1	16.8	11.7	22.1
Depreciation, depletion and amortization	34.3	35.1	137.9	137.9
EBITDA	84.6	125.7	280.3	290.9
Adjustments to EBITDA:
Stock-based compensation - non cash	2.2	2.3	9.4	6.3
Loss (gain) on foreign exchange	4.8	5.7	(0.4)	13.0
Executive transition costs(1)	—	—	—	2.3
Logistics impact from flooding(2)	—	—	—	2.8
Other expense (income), net (3)	0.3	0.2	(0.1)	(1.7)
Adjusted EBITDA	$91.9	$133.9	$289.2	$313.6
(1)The company incurred severance and other costs related to executive transition.
(2)The company incurred additional logistics costs related to Mississippi River flooding.
(3)Primarily includes interest income.

Salt Segment Performance (dollars in millions, except for sales volumes and prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Sales	$228.5	$310.9	$779.4	$889.5
Operating earnings	$50.2	$80.5	$161.8	$168.0
Operating margin	22.0%	25.9%	20.8%	18.9%
Adjusted operating earnings(1)	$50.2	$80.5	$161.8	$172.1
Adjusted operating margin(1)	22.0%	25.9%	20.8%	19.3%
EBITDA(1)	$67.6	$96.5	$228.4	$228.4
EBITDA(1) margin	29.6%	31.0%	29.3%	25.7%
Adjusted EBITDA(1)	$67.6	$96.5	$228.4	$232.5
Adjusted EBITDA(1) margin	29.6%	31.0%	29.3%	26.1%
Sales volumes (in thousands of tons):
Highway deicing	2,204	2,937	7,534	8,748
Consumer and industrial	579	686	1,906	2,175
Total salt	2,783	3,623	9,440	10,923
Average sales prices (per ton):
Highway deicing	$59.20	$66.66	$62.89	$62.36
Consumer and industrial	$169.30	$167.68	$160.33	$158.09
Total salt	$82.10	$85.81	$82.56	$81.43
(1)Non-GAAP financial measures. Reconciliations follow in these tables.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Reconciliation for Salt Segment Adjusted Operating Earnings (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Reported GAAP segment operating earnings	$50.2	$80.5	$161.8	$168.0
Executive transition costs(1)	—	—	—	1.3
Logistics impact from flooding(2)	—	—	—	2.8
Segment adjusted operating earnings	$50.2	$80.5	$161.8	$172.1
Segment sales	228.5	310.9	779.4	889.5
Segment adjusted operating margin	22.0%	25.9%	20.8%	19.3%
(1) The company incurred severance and other costs related to executive transition.
(2) The company incurred additional logistics costs related to Mississippi River flooding.

Reconciliation for Salt Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Reported GAAP segment operating earnings	$50.2	$80.5	$161.8	$168.0
Depreciation, depletion and amortization	17.4	16.0	66.6	60.4
Segment EBITDA	$67.6	$96.5	$228.4	$228.4
Executive transition costs(1)	—	—	—	1.3
Logistics impact from flooding(2)	—	—	—	2.8
Segment adjusted EBITDA	$67.6	$96.5	$228.4	$232.5
Segment sales	228.5	310.9	779.4	889.5
Segment adjusted EBITDA margin	29.6%	31.0%	29.3%	26.1%
(1) The company incurred severance and other costs related to executive transition.
(2) The company incurred additional logistics costs related to Mississippi River flooding.

Plant Nutrition North America Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Sales	$88.7	$76.5	$239.6	$206.2
Operating earnings	$7.9	$14.8	$12.1	$22.5
Operating margin	8.9%	19.3%	5.1%	10.9%
EBITDA(1)	$17.6	$25.9	$52.5	$67.1
EBITDA(1) margin	19.8%	33.9%	21.9%	32.5%
Sales volumes (in thousands of tons)	144	117	383	317
Average sales price (per ton)	$617	$655	$626	$651
(1)Non-GAAP financial measure. Reconciliations follow in these tables.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

Reconciliation for Plant Nutrition North America Segment EBITDA (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Reported GAAP segment operating earnings	$7.9	$14.8	$12.1	$22.5
Depreciation, depletion and amortization	9.7	11.1	40.4	44.6
Segment EBITDA	$17.6	$25.9	$52.5	$67.1
Segment sales	88.7	76.5	239.6	206.2
Segment EBITDA margin	19.8%	33.9%	21.9%	32.5%

Plant Nutrition South America Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Sales	$101.4	$110.3	$344.4	$385.1
Operating earnings	$16.1	$18.5	$40.3	$40.0
Operating margin	15.9%	16.8%	11.7%	10.4%
EBITDA(1)	$20.7	$24.2	$59.1	$63.1
EBITDA(1) margin	20.4%	21.9%	17.2%	16.4%
Sales volumes (in thousands of tons)
Agriculture	142	125	485	452
Chemical solutions	82	92	339	338
Total sales volumes	224	217	824	790
Average sales prices (per ton):
Agriculture	$594	$708	$562	$655
Chemical Solutions	$208	$243	$212	$264
Total Plant Nutrition South America	$453	$510	$418	$488
(1)Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Plant Nutrition South America Segment EBITDA (unaudited, in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Reported GAAP segment operating earnings	$16.1	$18.5	$40.3	$40.0
Depreciation, depletion and amortization	3.6	5.4	17.4	22.4
Earnings in equity method investee	1.0	0.3	1.4	0.7
Segment EBITDA	$20.7	$24.2	$59.1	$63.1
Segment sales	101.4	110.3	344.4	385.1
Segment EBITDA margin	20.4%	21.9%	17.2%	16.4%

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Sales	$421.1	$500.3	$1,373.5	$1,490.5
Shipping and handling cost	80.7	97.2	266.6	312.5
Product cost	240.4	261.1	794.6	841.2
Gross profit	100.0	142.0	312.3	336.8
Selling, general and administrative expenses	45.6	45.8	171.8	173.2
Operating earnings	54.4	96.2	140.5	163.6
Other expense/(income):
Interest expense	17.9	17.7	71.2	68.4
Net earnings from equity investee	(1.0)	(0.3)	(1.4)	(0.7)
Loss (gain) on foreign exchange	4.8	5.7	(0.4)	13.0
Other, net	0.3	0.2	(0.1)	(1.7)
Earnings before income taxes	32.4	72.9	71.2	84.6
Income tax expense	0.1	16.8	11.7	22.1
Net earnings	$32.3	$56.1	$59.5	$62.5
Basic net earnings per common share	$0.94	$1.64	$1.72	$1.82
Diluted net earnings per common share	$0.94	$1.63	$1.72	$1.81
Cash dividends per share	$0.72	$0.72	$2.88	$2.88
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,958	33,886	33,928	33,882
Diluted	33,977	33,886	33,928	33,882
(1)Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 378,000 and 397,000 weighted participating securities for the three and 12 months ended December 31, 2020, respectively, and 353,000 and 307,000 weighted participating securities for the three and 12 months ended December 31, 2019, respectively.

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	December 31,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$21.0	$34.7
Receivables, net	296.7	342.4
Inventories	370.6	311.5
Other current assets	68.9	96.4
Property, plant and equipment, net	964.9	1,030.8
Intangible and other noncurrent assets	540.3	627.4
Total assets	$2,262.4	$2,443.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$63.7	$52.1
Other current liabilities	232.6	243.8
Long-term debt, net of current portion	1,337.7	1,363.9
Deferred income taxes and other noncurrent liabilities	241.4	253.8
Total stockholders' equity	387.0	529.6
Total liabilities and stockholders' equity	$2,262.4	$2,443.2

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Twelve Months Ended
	December 31,
	2020	2019
Net cash provided by operating activities	$175.2	$159.6

Cash flows from investing activities:
Capital expenditures	(84.9)	(98.1)
Other, net	(3.3)	(2.3)

Net cash used in investing activities	(88.2)	(100.4)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	300.0	574.1
Principal payments on revolving credit facility borrowings	(329.7)	(611.1)
Proceeds from the issuance of long-term debt	115.8	1,001.8
Principal payments on long-term debt	(79.2)	(902.8)
Dividends paid	(99.1)	(98.1)
Deferred financing costs	(1.0)	(12.8)
Shares withheld to satisfy employee tax obligations	(1.1)	(0.3)
Other	(1.9)	(1.3)

Net cash used in financing activities	(96.2)	(50.5)
Effect of exchange rate changes on cash and cash equivalents	(4.5)	(1.0)
Net change in cash and cash equivalents	(13.7)	7.7
Cash and cash equivalents, beginning of the year	34.7	27.0

Cash and cash equivalents, end of period	$21.0	$34.7

Compass Minerals Reports Fourth-Quarter and Full-Year Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three months ended December 31, 2020	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$228.5	$88.7	$101.4	$2.5	$421.1
Intersegment sales	—	2.4	—	(2.4)	—
Shipping and handling cost	63.9	12.4	4.4	—	80.7
Operating earnings (loss)	50.2	7.9	16.1	(19.8)	54.4
Depreciation, depletion and amortization	17.4	9.7	3.6	3.6	34.3
Total assets	1,020.8	520.8	579.2	141.6	2,262.4

Three months ended December 31, 2019	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$310.9	$76.5	$110.3	$2.6	$500.3
Intersegment sales	—	2.0	—	(2.0)	—
Shipping and handling cost	82.7	10.2	4.3	—	97.2
Operating earnings (loss)	80.5	14.8	18.5	(17.6)	96.2
Depreciation, depletion and amortization	16.0	11.1	5.4	2.6	35.1
Total assets	1,056.3	575.5	715.3	96.1	2,443.2

Year ended December 31, 2020	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$779.4	$239.6	$344.4	$10.1	$1,373.5
Intersegment sales	—	5.4	0.3	(5.7)	—
Shipping and handling cost	217.8	34.0	14.8	—	266.6
Operating earnings (loss)	161.8	12.1	40.3	(73.7)	140.5
Depreciation, depletion and amortization	66.6	40.4	17.4	13.5	137.9

Year ended December 31, 2019	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate and Other(1)	Total
Sales to external customers	$889.5	$206.2	$385.1	$9.7	$1,490.5
Intersegment sales	—	6.4	2.7	(9.1)	—
Shipping and handling cost	267.4	28.5	16.6	—	312.5
Operating earnings (loss)(2)	168.0	22.5	40.0	(66.9)	163.6
Depreciation, depletion and amortization	60.4	44.6	22.4	10.5	137.9
(1)Corporate and other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.
(2)Corporate operating results for the twelve months ended December 31, 2019 include executive transition costs of $2.3 million and additional logistics costs of $2.8 million.